Exhibit 23.5

Consent of Altman Solon US, LP

Altman Solon US, LP (“Altman Solon”) hereby consents to the incorporation by reference by ITG, Inc. (“ITG”) in its Registration Statement on Form S-8 and any drafts thereof or amendments or supplements thereto submitted to or filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) of (i) our name and all references thereto, (ii) references to our preparation of a report for ITG regarding its market opportunity, and (iii) the statements set out in Schedule I hereto, in each case, from the Registration Statement on Form S-1 filed by ITG, Inc. with the U.S. Securities and Exchange Commission on June 5, 2026, as amended.

Altman Solon hereby further consents to the filing of this consent as an exhibit to the Registration Statement.

ALTMAN SOLON US, LP

By: Altman Solon US GP, LLC, its General Partner

By:	/s/ Rory J. Altman
Name:	Rory J. Altman
Title:	Managing Partner

July 2, 2026

SCHEDULE I

1. This prospectus also contains data and estimates derived from a March 2026 industry report commissioned by us and prepared by Altman Solon US, LP, a third-party strategy consulting firm (the “Altman Solon Report”). The Altman Solon Report does not constitute financial, legal or investment advice.

2. Annual investment in the United States in outsourced engineering and construction services for digital and other utility infrastructure increased from approximately $14.8 billion in 2022 to approximately $26.9 billion in 2025, and is forecasted to grow to approximately $33.2 billion in 2029, according to the Altman Solon Report.

3. According to the Altman Solon Report, fiber passings in the United States are expected to increase from approximately 100 million in 2025 to approximately 150 million by 2029, with an estimated 10-12 million new passings annually.

4. According to the Altman Solon Report, the market for wireless infrastructure engineering and maintenance services in 2025 is estimated to be approximately $5.0 billion.

5. According to the Altman Solon Report, annual investment in data center wireline infrastructure is forecasted to grow from approximately $4.7 billion in 2025 to approximately $6.8 billion in 2029.

6. According to the Altman Solon Report, these adjacencies include in 2025 approximately $4.0 billion of water and gas utility infrastructure services and approximately $14.0 billion of electric utility distribution contracting.